CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Prudential Jennison Natural Resources Fund, Inc. of our report dated December 18, 2025, relating to the financial statements and financial highlights of PGIM Jennison Natural Resources Fund, which appears in Prudential Jennison Natural Resources Fund, Inc.’s Certified Shareholder Report on Form N-CSR for the year ended October 31, 2025. We also consent to the references to us under the headings "Financial Statements", "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York

December 22, 2025